                                                                EXHIBIT 99(a)(4)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                              David's Bridal, Inc.
                                       at

                              $20.00 Net Per Share
                                       by

                         Alpha Omega Acquisition, Inc.,
                          a wholly owned subsidiary of

                       The May Department Stores Company

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON MONDAY, AUGUST 7, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   July 10, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Alpha Omega Acquisition, Inc., a Florida corporation ("Purchaser") and a wholly owned subsidiary of The May Department Stores Company, a Delaware corporation ("Parent"), has offered to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of David's Bridal, Inc., a Florida corporation (the "Company"), at a price of $20.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated July 10, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) SHAREHOLDERS OWNING AT LEAST A MAJORITY, ON A FULLY DILUTED BASIS, OF THE THEN OUTSTANDING SHARES, TENDERING AND NOT PROPERLY WITHDRAWING THEIR SHARES PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 15 AND 16 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

     Enclosed for your information and use are copies of the following documents:

          1.  Offer to Purchase, dated July 10, 2000;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to shareholders of the Company from Robert Huth, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 7, 2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message, in the case of a book-entry transfer, and any other required documents.

     If holders of Shares wish to tender, but cannot deliver such holder's certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you have any inquiries about the Offer you should address these to D.F. King & Co., Inc. (the "Information Agent") at its address and telephone number set forth on the back cover page of the Offer to Purchase.

     You may obtain additional copies of the enclosed material from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                         MORGAN STANLEY & CO.
                                               Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                        2